ArvinMeritor, Inc.

OFFICERS’ CERTIFICATE

(Under Section 3.01 of the Indenture,

dated as of April 1, 1998)

Brian P. Casey, Vice President and Treasurer, and Mary A. Lehmann, Assistant Treasurer, of ArvinMeritor, Inc., an Indiana Corporation (the "Company"), in accordance with Section 3.01 of the Indenture, dated as of April 1, 1998 (the "Indenture", capitalized terms used herein and not defined herein having the meanings specified in the Indenture), between the Company and BNY Midwest Trust Company (as successor to The Chase Manhattan Bank), as trustee (the "Trustee"), do hereby establish a series of Securities having the terms and characteristics set forth in this Officer's Certificate.

Set forth below are the terms and characteristics of the series of Securities established hereby referred to in clauses (1) through (20) in the second paragraph of Section 3.01 of the Indenture (the numbered clauses set forth herein corresponding to such clauses in said Section 3.01).

(1) the title of the Securities of such series shall be "8.125% Notes due 2015" (the Securities of such series, for purposes of this Officers’ Certificate, being sometimes hereinafter called the "Notes");

(2) the aggregate principal amount of the Notes shall initially be limited to $252,537,000; the Company may also at any time and from time to time, without notice to or consent of the Holders, issue additional Notes of the same tenor, coupon and other terms as the Notes offered hereby, so that such additional Notes and the Notes offered hereby shall form a single series;

(3) Principal of, premium, if any, and interest on the Notes shall be payable in U.S. dollars;

(4) the principal of the Notes shall be payable on September 15, 2015;

(5) the Notes shall bear interest at the rate of 8.125% percent per annum; interest on the Notes shall accrue from September 30, 2005 and will be payable semi-annually, in arrears, on March 15 and September 15 of each year (which dates shall hereby be established to be the “Interest Payment Dates” as such term is used under the Indenture), beginning March 15, 2006; all payments of interest on the Notes will be made to the persons in whose names the Notes are registered on the close of business on the applicable preceding March 1 and September 1 (which dates shall hereby be established to be the “Regular Record Dates” as such term is used under the Indenture);

(6) the office of the Trustee located at 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602 shall be the place where the principal of (and premium, if any) and interest, if any, on the Notes shall be payable, the Notes may be surrendered for registration of transfer, the Notes may be surrendered for exchanges and notices and demands to or upon the Company in respect of the Notes and the Indenture may be served and where notices to Holders pursuant to Section 1.06 will be published;

(7) The Notes shall be redeemable, in whole or in part at any time and from time to time, at the Company’s option, at a redemption price equal to the greater of:

(i)	100% of the principal amount of the Notes to be redeemed, or

(ii)           the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of the redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 50 basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the Redemption Date.

“Business Day” means any day other than a Saturday or Sunday and other than a day on which banking institutions in Chicago, Illinois, or New York, New York, are authorized or obligated by law, regulation or executive order to close.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, the average of the Reference Treasury Dealer Quotations for that Redemption Date.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means Citigroup Global Markets Inc. and its respective successors; provided, however, that if Citigroup Global Market Inc. or its successors shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute for it another nationally recognized investment bank that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

The Company shall mail notice of a redemption to holders of the Notes by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. If fewer than all of the Notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular Notes or portions thereof for redemption from the outstanding Notes not previously called by such method as the Trustee deems fair and appropriate;

(8) The Company shall have no sinking fund or analogous obligations in respect of the Notes;

(9) The Notes shall be issued in denominations of $1,000 or any integral multiple of $1,000 in excess of $1,000;

(10) Upon a declaration of acceleration of the Notes, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture. Upon (i) payment of the amount of principal so declared due and payable, (ii) payment of interest on any overdue principal and overdue interest (in each case to the extent the payment of such interest shall be legally enforceable) and (iii) the occurrence of certain other events as set forth in the Indenture, all of the Company’s obligations in respect of the payment of the principal of and interest, if any, on the Notes shall terminate;

(11) The Notes shall be issued as Registered Securities;

(12) the Notes are initially to be issued in global form, registered in the name of Cede & Co., as nominee for The Depository Trust Company (the "Depositary"). Such Notes shall not be transferable or exchangeable, nor shall any purported transfer be registered, except as follows:

(i) such Notes may be transferred in whole, and appropriate registration of transfer effected, if such transfer is by such nominee to the Depositary, or by the Depositary to another nominee thereof, or by any nominee of the Depositary to any other nominee thereof, or by the Depositary or any nominee thereof to any successor securities depositary or any nominee thereof; and

(ii) such Notes may be exchanged for definitive Notes registered in the respective names of the beneficial holders thereof, and thereafter shall be transferable without restriction, if:

(A) The Depositary, or any successor securities depositary, shall have notified the Company and the Trustee that it is unwilling or unable to continue to act as securities depositary with respect to such Notes and the Trustee shall not have been notified by the Company within ninety (90) days of the identity of a successor securities depositary with respect to such Notes; or

(B) the Company shall have delivered to the Trustee a Company Order to the effect that such Notes shall be so exchangeable on and after a date specified therein;

it being understood that any such registration of transfer or exchange shall be effected in accordance with Section 3.05 of the Indenture;

(13) The Company shall not pay any additional amounts on the Notes in respect of any tax, assessment or governmental charge withheld or deducted;

(14) Amounts of payments of principal of, premium, if any, and interest shall not be payable on the Notes with reference to an index, formula or other similar method;

(15) Interest on any Note shall be payable to the Person in whose name such Note is registered at the close of business on the Regular Record Date for such interest, pursuant to 3.07 of the Indenture;

(16) There shall be no deletions from, modifications of or additions to the Events of Default set forth in Section 5.01 of the Indenture;

(17) Section 4.03 and Section 10.09 shall apply to the Notes;

(18) There shall be no Exchange Rate Agent;

(19) The Trustee, Securities Registrar and Paying Agent shall initially be BNY Midwest Trust Company; and

(20) The terms and conditions of the Notes not otherwise specified herein or in the form of each of the Notes shall be as specified in the Indenture; provided, however, that, to the extent that any provision herein with respect to the Notes is inconsistent with any provision in the Indenture, the provisions enumerated herein shall control.

[Signature page follows]

IN WITNESS WHEREOF, we have executed this Officers’ Certificate this 30th day of September, 2005.

ARVINMERITOR, INC.

By: /s/ Brian P. Casey

Name: Brian P. Casey

Title: Vice President and Treasurer

By: /s/ Mary A. Lehmann

Name: Mary A. Lehmann

Title: Assistant Treasurer